UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OPINION RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPINION RESEARCH CORPORATION

600 College Road East

Princeton, New Jersey 08540

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting of Stockholders

October 27, 2005

OPINION RESEARCH CORPORATION

600 College Road East

Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2005

The Annual Meeting of Stockholders of Opinion Research Corporation will be held on Thursday, October 27, 2005 at 10:00 a.m., local time, at the Company’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540, for the following purposes:

1.    To elect three directors to serve until the 2008 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.    To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2005.

3.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on September 6, 2005 was established as the record date for the meeting. All stockholders of record at that time are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Board of Directors. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of our Annual Report to Stockholders for the year ended December 31, 2004 is also enclosed.

By order of the Board of Directors

DOUGLAS L. COX Secretary

September 15, 2005

IMPORTANT

A Proxy Statement and proxy are submitted herewith. All stockholders are urged to complete and mail the proxy promptly. The enclosed envelope for returning the proxy requires no postage if mailed in the U.S.A. Stockholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxy is revoked. It is important that your shares be voted.

OPINION RESEARCH CORPORATION

600 College Road East

Suite 4100

Princeton, New Jersey 08540

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Opinion Research Corporation, a Delaware corporation (the “Company,” “we,” “our,” or “us”), for use at the Annual Meeting of Stockholders to be held on Thursday, October 27, 2005, at 10:00 a.m., local time, at the Company’s headquarters, 600 College Road East, Suite 4100, Princeton, New Jersey 08540, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice, and the enclosed proxy are first being mailed to stockholders on or about September 15, 2005.

The Board of Directors does not intend to bring any matters before the meeting other than the matters specifically referred to in the foregoing notice, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

On September 6, 2005, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 5,284,613 shares of our Common Stock, par value $.01 per share (the “Common Stock”). Each share is entitled to one vote on each matter.

Under our by-laws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists.

The affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required for the election of directors. All other matters require the affirmative vote of a majority of the votes cast at the meeting.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees, who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the shares voting on a matter. However, because shares which abstain and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes with regards to any proposal requiring the affirmative vote of the holders of a majority of the outstanding shares of Common Stock will have the same effect as voting “against” the proposal.

Principal Stockholders

The following table sets forth certain information regarding the holdings of each stockholder who was known to us to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the Common Stock at the close of business on August 10, 2005. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

	Common Stock
Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Gruber & McBaine Capital Management, LLC (1) 50 Osgood Place San Francisco, CA 94133	763,952	14.46

Cannell Capital, LLC (1) 150 California Street, Fifth Floor San Francisco, California 94111	625,000	11.83

Allied Capital (2) 1919 Pennsylvania Avenue NW Washington, DC 20006-3434	437,029	7.64

FMR Corp. (1) 82 Devonshire Street Boston, MA 02109	384,441	7.27

John F. Short (3)(4)(5) 600 College Road East Princeton, NJ 08540	354,687	6.51

	Common Stock
Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Boston Partners Asset Management LP (1) 28 State Street, 20th Floor Boston, MA 02109-1703	313,642	5.94

Axa Rosenberg Investment Management LLC (1) 4 Orinda Way, Building E Orinda, CA 94563-2519	288,016	5.45

(1)	Based solely on filings with the SEC on Schedule 13D or Schedule 13G.

(2)	Includes 276,785 and 160,244 shares of common stock underlying exercisable warrants held by Allied Capital Corporation and Allied Investment Corporation, respectively.

(3)	Does not include 49,896 shares of common stock held in trusts for the benefit of the children of Mr. Short. Mr. Short disclaims beneficial ownership of these shares.

(4)	Includes 43,500 shares of common stock held by Mr. Short as co-trustee of our company’s Retirement Plan, over which Mr. Short has sole voting power.

(5)	Includes 165,001 shares of common stock subject to options exercisable within 60 days of August 10, 2005 beneficially owned by Mr. Short.

Security Ownership of Management

The following table sets forth certain information regarding the common stock beneficially owned by each director and nominee for director of our company, by our company’s Chief Executive Officer, and each of our company’s four other most highly compensated executive officers in 2004, and by all directors and executive officers of our company as a group, at the close of business on August 10, 2005. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class
John F. Short (1)(2)(3)	354,687	6.51
Douglas L. Cox (1)	143,070	2.67
James C. Fink **	125,624	2.38
Frank J. Quirk (1)	30,530	*
E. Wayne Holden (1)	8,395	*
Ruth R. Wolf (1)	3,989	*

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percent of Class
Stephen A. Greyser (1)	111,878	2.08
Dale J. Florio (1)	36,269	*
Brian J. Geiger (1)	9,088	*
Steven F. Ladin (1)	14,771	*
Robert D. LeBlanc (1)	10,000	*
All Directors and Executive
Officers as a Group (13 persons) (4)(5)	957,279	16.69

*	Denotes less than one percent of applicable class.
**	Dr. Fink resigned his position with us effective November 30, 2004.

(1)	Includes options exercisable within 60 days of August 10, 2005 for each of the named executive officers and directors as follows: Mr. Short - 165,001; Mr. Cox - 71,800; Mr. Quirk - 6,667; Dr. Holden - 4,333; Ms. Wolf - 1,000; Professor Greyser - 90,000; Mr. Florio - 30,000; Mr. Geiger -5,000; Mr. Ladin - 10,000; Mr. LeBlanc - 5,000

(2)	Does not include 49,896 shares of common stock held in trusts for the benefit of the children of Mr. Short. Mr. Short disclaims beneficial ownership of these shares.

(3)	Includes 43,500 shares of common stock held by Mr. Short as co-trustee of our retirement plan, over which Mr. Short has sole voting power.

(4)	The 20,000 shares of common stock beneficially owned by the executive officers of our company and held pursuant to our retirement plan are included only once in the total.

(5)	Includes three executive officers who are not among the named executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of these reports. Based on our review of the reports received by the SEC, we believe that all filings required to be made by reporting persons for 2004 were made on a timely basis.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table sets forth, for our last three fiscal years, the cash compensation paid by us, as well as certain other compensation paid or accrued for those years, to the following named executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($) (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Shares Subject to Options (#)
John F. Short	2002	443,485	262,500	3,753	50,000	56,220	(3)(4)
Chairman and CEO	2003	445,495	—	—	—	55,581	(3)(4)
	2004	468,524	130,611	9,775	75,000	55,581	(3)(4)

Frank J. Quirk	2002	245,726	85,800	—	—	12,000
President - ORC	2003	281,540	88,350	—	—	12,000
CEO - ORC Macro	2004	339,242	102,000	—	20,000	12,000

Douglas L. Cox	2002	224,480	70,000	—	—	5,764
Executive Vice President	2003	245,167	20,000	—	10,000	6,000
and Chief Financial Officer	2004	265,647	27,988	—	10,000	6,500

E. Wayne Holden	2002	140,934	46,500	—	—	11,069
Senior Vice President - ORC	2003	162,000	53,460	—	—	11,465
President - ORC Macro	2004	225,000	67,500	—	10,000	12,000

Ruth R. Wolf	2002	225,000	52,890	—	—	—
Executive Vice President - ORC	2003	225,000	56,000	—	—	—
CEO - ORC ProTel	2004	235,000	—	—	—	—

James T. Fink (5)	2002	296,751	—	—	—
Vice Chairman	2003	296,456	—	—	—	—
	2004	328,978	14,625	—	—	290,881	(6)

(1)	Amounts in this column represent the dollar value of the difference between the price paid by the named executive officer for shares of common stock purchased under the Opinion Research Corporation Stock Purchase Plan for Non-Employee Directors and Designated Employees and Consultants (the “Non-Qualified Plan”) and the fair market value of such shares on the date of purchase. The Non-Qualified Plan provides for purchases of the Common Stock at the same percentage discount as is offered to all qualified employees under the Opinion Research Corporation Employee Stock Purchase Plan.

(2)	Except as further described in footnotes 3 and 4 of this table, amounts in this column consist of contributions by us under various profit sharing and retirement plans for each named executive officer.

(3)	Includes payments by us on behalf of Mr. Short of $4,313 to cover the premiums payable on a supplemental disability policy and a matching payment under our Defined Contribution Plan of $5,764 in 2002, and $5,125 in 2003 and 2004.

(4)	We have an agreement with a trust established for the benefit of the children of Mr. Short whereby we pay certain premiums on life insurance policies on Mr. Short, to which the trust is the beneficiary. We paid premiums on behalf of Mr. Short of $46,143 in 2002. Mr. Short received taxable income of $46,143 in 2003 and 2004 in order to maintain the policy. We are entitled to the repayment of the premiums paid on these insurance policies upon maturity.

(5)	Dr. Fink resigned from his position with us effective November 30, 2004.

(6)	Amount consists of $284,381 accrued base compensation payable in 2005 and a 401(k) plan matching contribution applicable to 2004.

Stock Option Grants During 2004

The following table contains information concerning the grant of stock options to the named executive officers. We do not have any plans pursuant to which stock appreciation rights (“SARs”) may be granted.

		Option Grants in 2004
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted To Employees in 2004	Exercise or Base Price ($/Sh)*	Expiration Date	5%($)	10%($)
John F. Short (1)	75,000	43.5%	6.23	03/23/11	190,218	443,288
Frank J. Quirk (1)	20,000	11.6%	6.23	03/23/11	50,725	118,210
Douglas L. Cox (1)	10,000	5.8%	6.23	03/23/11	25,362	59,105
E. Wayne Holden	10,000	5.8%	6.23	03/23/11	25,362	59,105
Ruth R. Wolf	—	0%	—	—	—	—
James C. Fink (3)	—	0%	—	—	—	—

*	All options have an exercise price equal to or greater than the market price of the Common Stock on the date of grant.

(1)	The options become exercisable in three equal annual installments beginning on March 23, 2005.

(2)	Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(3)	Dr. Fink resigned from his position with us effective November 30, 2004.

Stock Option Exercises and Holdings During 2004

The following table sets forth information related to options exercised during 2004 by the named executive officers and the number and value of options held at December 31, 2004 by such individuals. We do not have any plan pursuant to which SAR’s may be granted.

Aggregated Option Exercises in 2004

and Option Values at December 31, 2004

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. Short	60,833	84,133	123,333	91,667	52,333	162,292
Frank J. Quirk	—	—	—	20,000	—	9,200
Douglas L. Cox	—	—	68,467	13,333	138,221	9,899
E. Wayne Holden	—	—	1,000	10,000	—	4,600
Ruth R. Wolf	—	—	1,000	—	—	—
James C. Fink (2)	1,167	607	—	—	—	—

(1)	The closing price of our common stock on the Nasdaq National Market on December 31, 2004 was $6.69.

(2)	Dr. Fink resigned from his position with us effective November 30, 2004.

Employment Agreements

Mr. Short has an employment agreement with us providing for an annual salary that is subject to annual increases during the term of the agreement, as determined by the Compensation Committee of the Board of Directors. In addition, Mr. Short is eligible to receive incentive compensation as determined by the Compensation Committee of the Board of Directors. The agreement provides that in the event Mr. Short’s employment is terminated by us without cause or Mr. Short terminates the employment for “cause” (as defined in the employment agreement), in addition to his compensation through the date of such termination, he is to receive an immediate cash payment equal to two times his annual base compensation, unless such termination occurs within 24 months after a change in control (as defined in the employment agreement), in which case Mr. Short shall receive an immediate cash payment equal to two and one-half times his annual base compensation.

Messrs. Quirk and Cox and Ms. Wolf have employment agreements with us providing for annual salaries that are subject to annual increases during the term of the agreement, as determined by our Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. In addition, they are eligible to receive incentive compensation in accordance with short-term and/or long-term incentive compensation programs established by us from time to time. The employment agreements of Messrs. Quirk and Cox further provide that if we terminate such executive officer’s employment without cause, he will be entitled to continue to receive his base compensation and medical and life insurance benefits until 11 months after the effective date of such termination.

Certain Relationships and Related Transactions

In July 2005, the Company repurchased from LLR Equity Partners, L.P., and one of its affiliates, the interests they held in the Company. The transaction consisted of the repurchase of 1,176,458 common shares, a warrant to purchase 740,500 common shares, 10 shares of our Preferred B shares, rights to convert the common shares into our Preferred C shares that carry an annual dividend obligation of $1.2 million, anti-dilution rights and warrants, as well as other negotiated rights. The purchase price for this transaction was $20.0 million and was financed with an unsecured subordinated six-year term loan with no interim principal amortization, carrying cash interest of 14% per annum, with The Royal Bank of Scotland. Subject to certain limitations as set forth in the purchase agreement, we agreed to indemnify the LLR Partnerships in connection with this transaction.

At the completion of the above transaction, Messrs. Seth J. Lehr and John J. Gavin, who had been appointed to our board by the Preferred B stockholders, resigned as directors of our company. Mr. Lehr is a managing member of LLR Capital, L.L.C., which is the general partner of LLR Capital, L.P., which, in turn, is the general partner of LLR Equity Partners, L.P. Mr. Gavin also resigned as a member of our audit committee. See “Board of Directors” elsewhere in this Proxy Statement.

For information regarding certain other related party transactions, see “Compensation Committee Interlocks and Insider Participation,” elsewhere in this Proxy Statement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	745,682	$6.63	1,498,237
Equity compensation plans not approved by security holders (2)	190,000	$7.06	—

(1)	Amount includes shares reserved for issuance under 1997 Stock Incentive Plan, Opinion Research Corporation Employee Stock Purchase Plan, Opinion Research Corporation Stock Purchase Plan for Non-employee Directors and Designated Employees and Consultants, and the ORC Holdings, Ltd. Employee Share Ownership Plan.

(2)	Amount includes 90,000 non-plan options granted to Mr. Short and 100,000 warrants issued to an investment advisor as a form of compensation.

REPORT OF THE COMPENSATION COMMITTEE ON

EXECUTIVE COMPENSATION

Compensation Philosophy and Components

Opinion Research Corporation’s compensation philosophy is established by the Compensation Committee, which consists of three independent directors. The Compensation Committee operates under a written charter adopted by the Board of Directors.

The Compensation Committee believes that leadership and motivation of the Company’s executives are critical to establishing our success both in the marketplace and as an investment for our stockholders. The Compensation Committee will ensure that the Company’s executives are compensated in a manner that furthers its business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

•	offer competitive total compensation that will attract the best talent, motivate individuals to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

•	maintain a significant portion of total compensation at risk for the Chief Executive Officer and a meaningful portion of total compensation at risk for other executives, tied both to annual and long-term financial performance and the creation of stockholder value.

•	encourage our executives to manage from the perspective of owners with equity stakes in the Company.

The components of the executive compensation program include a balanced mix of the following:

Base compensation: this is established for each executive position based on job responsibilities, level of experience, individual contribution to the business, as well as analyses of competitive industry practice.

Incentive compensation: this is established based on the factors listed above under base compensation, the completion of specific objectives, plus specific quantitative performance factors such as revenues and earnings growth, operating income as a percentage of revenues, and revenues and earnings relative to budgeted levels.

Stock options: stock options are used as a long-term, non-cash incentive to align the long-term interests of executive officers with those of the Company’s stockholders. Stock options are awarded at the market price of the Common Stock on the date of grant, vest over three years and expire seven years after the date of grant. Award sizes are based upon individual performance, level of responsibility and potential to make significant contributions to our business.

Benefits: our intent is to be competitive with, but not to exceed, the practices of other professional service firms regarding health, retirement and other benefit programs.

Compensation of the Chief Executive Officer in 2004

The Committee awarded Mr. Short a base compensation of $450,000 and a bonus of $130,611 for 2004. On March 23, 2004, Mr. Short was granted 75,000 stock options at a price of $6.23 per share, the fair market value of the Company’s Common Stock on the date of the grant. The options vest over three years and expire seven years after the date of grant. Pursuant to the terms of his employment agreement with us, Mr. Short is entitled to a car allowance of $12,000 per year. In 2004, premiums of $4,313 were paid on behalf of Mr. Short for a supplemental disability policy and $46,143 in premiums were paid in order to maintain a life insurance policy of which a trust for the benefit Mr. Short’s children is the beneficiary. The Company is entitled to the repayment of the life insurance premiums paid on these policies upon their maturity. In 2004 Mr. Short also received additional benefits under two of our benefit plans, consisting of $5,124 in matching payments under the Company’s defined contribution retirement plan and $9,775 in discounts on the purchase of company common stock through our Stock Purchase Plan for Non-Employee Directors and Designated Employees and Consultants.

The Compensation Committee’s criteria for determining Mr. Short’s compensation are guided by the competitive marketplace, the performance of Mr. Short and the Company, and a desire to increase the relative proportion of variable, performance-based-compensation to total compensation.

The Compensation Committee has reviewed the compensation of other chief executive officers within the marketing services industry, and considered the effectiveness of Mr. Short in shaping the strategy, culture, discipline, and focus of the management team and his anticipation of market trends and adjustment of the Company’s plans and investments, consistent with the maximization of long-term stockholder value.

Mr. Short’s compensation is tied directly to the performance of our company in that the bonus award for 2004 was based on a formula weighted by 50% for consolidated operating income, 25% for worldwide market research operating income and 25% for non-financial criteria established by the Committee.

For 2005, Mr. Short’s base compensation was increased to $475,000, and his bonus opportunity will be $350,000 based on the same formula as in 2004.

Qualifying Executive Compensation for Deductibility under the Internal Revenue Code

Effective in 1994, Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” The Committee intends to take such actions as are appropriate to qualify compensation paid to executives for deductibility under the Code. Further, base salary and bonus levels are expected to remain well below the limitation in the foreseeable future.

Compensation Committee:

Stephen A. Greyser, D.B.A. (Chairman)

Dale J. Florio

Robert D. LeBlanc

REPORT OF THE AUDIT COMMITTEE

This report describes the oversight of our financial reporting and auditing processes by the Audit Committee.

Composition: During 2004, the Audit Committee consisted of three independent directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. On July 29, 2005 Mr. Gavin resigned from the audit committee and the Board of Directors (see “Certain Relationships and Related Transactions” and “Board of Directors” elsewhere in this Proxy Statement). All of the members of the Audit Committee are able to read and understand financial statements. In addition, at least one member of the Audit Committee satisfies the financial sophistication requirements of Rule 4350(d)(2) of the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

Responsibilities: Management is responsible for our internal controls and financial reporting process. The independent registered public accounting firm (the “Independent Auditors”), are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Board of Directors has delegated to the Audit Committee the responsibility to, among other things: (i) oversee and monitor our financial reporting, auditing and accounting processes, (ii) appoint, compensate and oversee our independent auditors and (iii) provide an open avenue of communication among the Independent Auditors, financial and senior management and the Board of Directors. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee has considered and will continue to reconsider its charter in light of its experience, legislative and rule-making initiatives with the intention of maintaining full compliance with the Sarbanes-Oxley Act of 2002 and any applicable Nasdaq listing standards and SEC rules.

Audit Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the Independent Auditors, nor can the Audit Committee certify that the Independent Auditors are “independent” under applicable rules.

Reviews with Management and Independent Auditors and other Activity in 2004: In fulfilling its responsibilities, the Audit Committee reviewed the quarterly and audited annual consolidated financial statements, including press releases and revenue and earnings guidance, with management and the Independent Auditors. The reviews included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

After receiving the proposed fees for 2004 from the incumbent independent auditors and considering our position and needs, the Audit Committee conducted a review of alternatives, receiving proposals from and interviewing three other public accounting firms. The Audit Committee selected Grant Thornton LLP as our Independent Auditors, effective August 12, 2004.

During the course of the year, the Audit Committee reviewed and approved the audit plan and all services and fees of the Independent Auditors, monitored its policy concerning the hiring of former employees of the Independent Auditors and reviewed its procedure for the submission of complaints, including confidential submissions, from employees on questionable accounting matters. The Audit Committee reviewed the services of Protiviti, Inc. in assisting us in our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and its future role as our internal auditors. The Audit Committee reviewed with management and the Independent Auditors our evaluation of our goodwill and the status of our relationships with our lenders and compliance with covenants in our loan agreements. The Audit Committee also reviewed our accounting principles, the system of internal control over financial reporting, the existence of any off-balance sheet or affiliate transactions, legal and ethical compliance, and adherence to our policies and procedures.

The Audit Committee received from the Independent Auditors reports on critical accounting policies and practices, any alternative treatments of financial information within accounting principles generally accepted in the United State of America that had been discussed with management, any accounting disagreements between the Independent Auditors and management and any material written communications between the Independent Auditors and management. The Audit Committee has discussed with the Independent Auditors the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee has received written assurance and discussed with the Independent Auditors their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with the Independent Auditors the overall scope, plans, staffing and fees for their audit. The Audit Committee met with the Independent Auditors, with and without management present, to discuss the results of their examinations, their evaluations of the adequacy and effectiveness of the accounting and financial controls, the overall quality of our financial reporting and other matters warranting Audit Committee attention.

The Audit Committee held eight meetings during 2004.

Summary: In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Audit Committee:

John J. Gavin (resigned July 29, 2005)

Brian J. Geiger

Steven F. Ladin (Chairman)

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock during the period commencing December 31, 1999 and ending December 31, 2004, with (a) the cumulative total return of the Nasdaq Stock Market and (b) S&P SmallCap 600 Index. The comparison assumes $100 was invested on December 31, 1999, in our Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.

BOARD OF DIRECTORS

Independent Directors

The Board of Directors has determined that the following nominees for director and continuing directors are independent as defined under the applicable listing standards of Nasdaq: Dale J. Florio, Brian J. Geiger, Stephen A. Greyser, Steven F. Ladin, and Robert D. LeBlanc.

Compensation of Directors

For 2004, each director who was not an employee of the Company (an “Outside Director”) was entitled to receive $15,000 per annum. In addition, each Outside Director was paid $5,000 for chairing a committee, $1,500 for each Board meeting attended, and $1,250 for each committee meeting attended. All directors were entitled to be reimbursed for incidental travel expenses incurred in attending Board and Committee meetings.

Pursuant to the 1997 Stock Incentive Plan, each Outside Director is automatically granted options to acquire the “formula number” of shares of Common Stock. The exercise price for these options is equal to the fair market value of the underlying shares on the date of grant. The options are non-qualified stock options.

The Outside Directors’ options become exercisable on the first anniversary of the date of grant provided the Outside Director is a member of the Board of Directors on that date. The “formula number” of the stock option grants for 2004 was 5,000 for each Outside Director. In addition, each Outside Director is granted options to purchase an additional 5,000 shares of common stock for chairing a committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee or the Stock Option Committee (Executive Officers) are executive officers of our company or any of its subsidiaries. No interlocking relationship existed during the last completed fiscal year between Opinion Research Corporation’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Over several years, we made loans to certain of our executive officers bearing an interest rate of 9.5%. Our current corporate policy prohibits the making of loans to all officers and directors. Mr. Short has an outstanding loan with us, which has been grandfathered. Including accrued interest, the aggregate amount of indebtedness outstanding at December 31, 2004 was $155,539 due from Mr. Short.

The Faculty Group, Inc., of which Professor Greyser is a principal, received $50,000 in consulting fees from us during 2004.

Committees and Meetings of the Board of Directors

Our business is managed under the direction of the Board of Directors, which meets regularly during the year to review significant developments affecting us and acts on matters requiring its approval. The Board of Directors met six times during the fiscal year ended December 31, 2004, took certain other actions by unanimous consent and held periodic informal telephonic updates. All directors attended at least seventy-five percent of the meetings of the Board of Directors and the committees of which they were members.

It is our policy to encourage all directors to attend the annual meeting of stockholders. In 2004, one director attended the annual meeting of stockholders.

The Board of Directors has established six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Stock Option Committee (Executive Officers), a Stock Option Committee (Non-Executive Officers), and a Nominating Committee. The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee, the Stock Option Committee (Executive Officers) and the Nominating Committee meets the standards of independence under the applicable Nasdaq listing standards and SEC rules.

The table below provides membership and meeting information for each of the committees for 2004.

Committee
Director	Executive	Audit	Compensation	Stock Option (Exec officers)	Stock Option (Non- Exec Officers)	Nominating
Mr. Short	X				X
Mr. Florio			X	X		X
Mr. Gavin (1)		X
Mr. Geiger		X
Prof. Greyser	X		X*	X*		X*
Mr. Ladin		X*
Mr. LeBlanc			X	X		X
Mr. Lehr (1)
Mr. Quirk

Number of meetings in 2004	0	8	1	1	1	2

*	Committee Chairperson
(1)	Resigned from the Board of Directors on July 29, 2005

The Audit Committee, Compensation Committee and Nominating Committee have the responsibilities set forth in written charters adopted by the Board of Directors. We make available on our website, which is located at www.opinionresearch.com, copies of each of these charters. We do not include the information contained in our website as part of, or incorporate such information in, this Proxy Statement.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

The Executive Committee

The Executive Committee was established to perform such duties as the Board of Directors may from time to time direct and, with certain limitations, to exercise the authority of the full Board of Directors.

The Audit Committee

The Audit Committee’s purposes are to provide independent review and oversight of our financial reporting processes and financial statements, the system of internal controls, the audit process and results of our operations and our financial condition. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the Independent Auditors. In connection with its responsibilities, the Audit Committee is directly and solely responsible for the appointment, compensation, retention, termination, and oversight of the Independent Auditors. The Board of Directors has determined that Mr. Ladin qualifies as an “audit committee financial expert,” as defined in SEC rules. In addition, each of the other members of the Audit Committee may also qualify as an audit committee financial expert.

The Audit Committee Charter provides that the Audit Committee must pre-approve all audit and non-audit services provided by the Independent Auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee, who must report any pre-approval decisions to the Audit Committee at its next meeting.

The Compensation Committee

The Compensation Committee is responsible for, among other things; (a) reviewing and approving the annual goals and objectives of the chairman and chief executive officer and evaluating performance against those goals and objectives; (b) recommending to the Board of Directors for determination the compensation of the chief executive officer; (c) overseeing the performance evaluation of the Company’s other executive officers and approving their compensation; and (d) making recommendations to the Board of Directors with respect to incentive compensation plans and equity based compensation plans. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules and regulations. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.

The Stock Option Committees

The Stock Option Committee (Executive Officers) and the Stock Option Committee (Non-Executive Officers) together serve as the Committee described in the 1997 Stock Incentive Plan (the “Plan”). The Stock Option Committee (Executive Officers) administers the Plan solely with respect to persons who are directors or principal officers as defined in the Plan, and the Stock Option Committee (Non-Executive Officers) administers the Plan solely with respect to other persons.

Nominating Committee

The Nominating Committee was established to consider and make recommendations to the Board of Directors regarding Board qualifications, structure and membership. On an ongoing basis, the Nominating Committee reviews the aggregate skills and experiences of the Board of Directors and recommends candidates as appropriate based on an overall assessment to further the contribution of the Board of Directors to the Company.

Nominations of Directors

In connection with the filling of a vacancy on the Board of Directors or the recommendation of new nominee for election, the Nominating Committee will consider potential director candidates recommended by a stockholder if such stockholder submits the name of the candidate and appropriate biographical information and background material to the Chairman of the Nominating Committee on a timely basis. If appropriate biographical information and background material is provided for a candidate recommended by a stockholder, the Nominating Committee will evaluate the candidate by following substantially the same process as it would follow in evaluating candidates recommended by other persons.

The Nominating Committee, in recommending the selection of nominees for director, will do so based on such nominee’s integrity, skill, strategic ability, financial sophistication and capacity to help guide the Company, and based on such other considerations as the Nominating Committee deems appropriate. In addition, the Nominating Committee will consider all applicable statutory, regulatory, case law and Nasdaq requirements with regard to its recommendations, including when appropriate those requirements applicable to membership on committees of the Board of Directors. The Nominating Committee believes that the following minimum qualifications must be met by any nominee to be selected or recommended by the Nominating Committee:

•	each director must display the highest personal and professional ethics, integrity and values.

•	each director must have the ability to exercise sound business judgment.

•	each director must be highly accomplished in his or her respective field, with strong credentials and recognition and broad experience.

•	each director must have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

•	each director must be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	each director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

In addition, the Nominating Committee shall endeavor to have at least one director who is an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act, and at least one director (who may also be an “audit committee financial expert”) who, in accordance with the Nasdaq listing standards, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Recommendations for consideration by the Nominating Committee should be sent to the Chairman of the Nominating Committee in writing together with appropriate biographical information concerning each proposed nominee.

Communications with Board of Directors

Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of David Gitlin, Esq., corporate counsel, at Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA 19103. Such correspondence shall prominently display the fact that it is a stockholder-board communication. Such communications will be relayed to the intended director(s) except to the extent that it is deemed unnecessary or inappropriate to do so by our corporate counsel in accordance with a process that is approved by a majority of the independent directors. At this time, no such process has been implemented.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors proposes the following nominees for election as directors to hold office until the Annual Meeting of Stockholders to be held in 2008 and until their successors have been duly elected and qualified. Each is currently a director and has agreed to serve if elected. Proxies executed on the enclosed form will be voted, in the absence of other instructions, “FOR” the election of the persons named below. Should the nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

The following sets forth certain information about each nominee:

Mr. John F. Short, 61, has served as our Chief Executive Officer and Chairman of the Board of Directors since 1999. Mr. Short joined the Company and was appointed as its Chief Financial Officer in 1989. He was elected to the Board of Directors in 1991. Mr. Short was later appointed Vice Chairman in 1992 and President in 1998. Prior to joining the Company, Mr. Short served as the Chief Financial Officer of Hay Systems, Inc., a management consulting company and a wholly owned subsidiary of the Hay Group.

Professor Stephen A. Greyser, 70, has been a member of the Board of Directors since 1993. Professor Greyser is the Richard P. Chapman Professor (Marketing/Communications) Emeritus at Harvard Business School, where he has been on the faculty for over 35 years. Professor Greyser was associated with the Harvard Business Review for 35 years as an editor, research director, Editorial Board Secretary, and Chairman. Since 1972, Professor Greyser has been a Trustee or member of the Executive Director’s Council of the Marketing Science Institute, a non-profit business-supported research center in marketing; and from 1972 through 1980, he served as its Executive Director. From 1985 through 1993, Professor Greyser served on the Board of Directors of the Public Broadcasting Service, where he was Vice Chairman from 1991 through 1993. In addition, Professor Greyser has served as director or trustee on several corporate and non-profit boards. Professor Greyser received A.B., M.B.A., and D.B.A. degrees from Harvard University.

Mr. Brian J. Geiger, 62, was elected to the Board of Directors in December 2003. Mr. Geiger is Executive Vice President and Chief Financial Officer of Cenuco Inc., a unit of the Hermes Group, a private merchant banking firm. Prior to joining the Hermes Group, Mr. Geiger was Executive Vice President & Chief Financial Officer of Claneil Enterprises, Inc., a privately owned, diversified holding company investing in both publicly and privately held corporations, from November 1997 to March 2004. Prior to joining Claneil, he was Vice President, Finance and Chief Financial Officer for The Liposome Company, Inc., a Princeton, New Jersey based biopharmaceutical company. Prior to joining Liposome in 1995, Mr. Geiger spent 24 years with Johnson & Johnson, serving as Chief Financial Officer for various Johnson & Johnson companies. Mr. Geiger currently serves on the board of directors of Immunicon Corporation, a publicly traded medical diagnostics company, and is also a member of the board of advisors of FEI Corporation, a women’s healthcare company. Mr. Geiger received his B.A. from Rutgers University and M.B.A. from Seton Hall University, and is a Certified Management Accountant.

INFORMATION CONCERNING CONTINUING DIRECTORS

Directors whose present terms continue until 2006:

Mr. Frank J. Quirk, 64, has served as our President since November 2003 and was elected to the Board of Directors in June 2000. Mr. Quirk joined the Company in 1999 with the acquisition of ORC Macro, where he served, and continues to serve, as the Chief Executive Officer since 1980. Under his direction, ORC Macro has grown from $3 million in annual revenues to over $128 million in 2004. Mr. Quirk received his A.B. and M.B.A. from Cornell University.

Mr. Robert D. LeBlanc, 56, was elected to the Board of Directors in December 2003. Mr. LeBlanc retired in March 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and Executive Vice President and a Director of Handy & Harman’s parent company, WHX Corporation. Prior to joining Handy & Harman in 1996, Mr. LeBlanc spent 12 years with Elf Atochem North America, Inc., a specialty chemicals company, where he was an Executive Vice President. Mr. LeBlanc currently serves on the board of directors of Church & Dwight Co., Inc., a publicly traded consumer goods manufacturing company.

Directors whose present terms continue until 2007:

Mr. Dale J. Florio, 50, was elected to the Board of Directors in July 1999. Mr. Florio is an attorney and co-founder of the Princeton Public Affairs Group, a firm specializing in public relations, public affairs, and government relations. Immediately prior to co-founding the Princeton Public Affairs Group in 1987, Mr. Florio was responsible for managing Philip Morris’ state and local government affairs program throughout all 50 states. Before joining Philip Morris, Mr. Florio served as federal public affairs representative with the National Association of Manufacturers and as an administrative assistant to a member of the New Jersey General Assembly. Mr. Florio received a law degree from Seton Hall Law School.

Mr. Steven F. Ladin, 58, was elected to the Board of Directors in December 2003. Mr. Ladin retired in 2004 as Chairman, President and Chief Executive Officer, of Clinical Analysis Corporation, or CAC, a medical diagnostic products development company. Prior to joining CAC in 2002 Mr. Ladin was Vice President and Chief Financial Officer of Sybron Chemicals, Inc., a specialty chemical company, for three years. Prior to joining Sybron Chemicals in 1998 Mr. Ladin was Controller of Dupont Merck Pharmaceuticals Company since its inception in 1990. Mr. Ladin joined DuPont Merck Pharmaceuticals after 14 years with DuPont in various financial positions. Mr. Ladin has public accounting experience with Arthur Andersen & Co. and serves on the Board of Trustees of Delaware Hospice, Inc. Mr. Ladin is a Certified Public Accountant and a graduate of the State University of New York at Albany.

THE BOARD OF DIRECTORS RECOMMENDS

VOTING “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT

OF THE INDEPENDENT AUDITORS

The Audit Committee is recommending ratification of its appointment of Grant Thornton LLP, which was appointed as our Independent Auditors in August 2004, to serve as our Independent Auditors for 2005. If the stockholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.

Change of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors dismissed Ernst & Young LLP as our Independent Auditors, effective as of August 12, 2004.

Ernst & Young’s reports on our financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2002 and December 31, 2003, and in the subsequent interim period from January 1, 2004 until August 12, 2004, there were no disagreements between us and Ernst &Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on our financial statements for such years. During such time period, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Prior to our engagement of Grant Thornton LLP, we had not consulted Grant Thornton LLP, during our fiscal years ended December 31, 2002 and December 31, 2003, and in the subsequent interim period from January 1, 2004 until August 12, 2004, with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The change in accountants was made as a result of significant proposed rate increases in the auditing fees charged by Ernst & Young LLP.

Audit Fees

The aggregate fees billed by Ernst & Young LLP and Grant Thornton LLP for professional services rendered to us for the fiscal years ending December 31, 2003 and December 31, 2004, were $650,034 and $391,724, respectively.

A breakdown of such fees is provided in the following table:

	2003	2004
	Total(1)	Total	Ernst &Young	Grant Thornton
Audit Fees	$305,995	$172,780	$114,280	$58,500
Audit-Related Fees	14,950	161,650	28,000	133,650
Tax Fees	329,088	57,294	51,794	5,500
All Other Fees	—	—	—	—

Total Fees Paid	$650,034	$391,724	$194,074	$197,650

(1)	All 2003 fees are applicable to Ernst & Young LLP.

“Audit Fees” include fees billed by Ernst & Young LLP and Grant Thornton LLP for the audit of our annual financial statements for the fiscal year and reviewing the quarterly reports on Form 10-Q. “Audit-Related Fees” include fees for services such as accounting consultations and review of other SEC filings. “Tax Fees” are fees billed for tax services in connection with the preparation of our federal and state income tax returns, including extensions and quarterly estimated payments, and customary consultation or advice regarding accounting issues, potential transactions or tax planning.

Financial Information Systems Design and Implementation Fee

Ernst & Young LLP and Grant Thornton LLP did not bill us any fees for financial information systems design and implementation services rendered for the fiscal years ended December 31, 2003 and December 31, 2004.

The Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of our auditors to provide non-audit services. The Audit Committee’s general policy is to restrict the engagement of the Independent Auditors to providing audit and tax-related services. The Audit Committee will not engage the Independent Auditors to provide non-audit services that are prohibited under Section 10A of the Exchange Act and Rule 10A-3 thereunder.

The Audit Committee considered and determined that the provision of the services other than the services described under “Audit Fees” is compatible with maintaining the independence of Ernst & Young LLP and Grant Thornton LLP.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2006 must be received by December 30, 2005 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Douglas L. Cox, Secretary, at our address set forth on the first page of this Proxy Statement.

A stockholder of the Company may wish to have a proposal presented at the Annual Meeting of Stockholders in 2006, but not to have such proposal included in our Proxy Statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us at our address set forth on the first page of this Proxy Statement by February 14, 2006 then such proposal shall be deemed “untimely” for purposes of Rule 14a-5(e) promulgated under the Exchange Act and, therefore, we will have the right to exercise discretionary voting authority with respect to such proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Grant Thornton, which was appointed as our Independent Auditors in August of 2004 are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire and will be available to answer appropriate questions of stockholders.

SOLICITATION OF PROXIES

The accompanying form of proxy is being solicited on behalf of our Board of Directors. The expenses of solicitation of proxies for the meeting will be paid by us. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or our regular employees.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the consolidated financial statements and schedules thereto, as filed with the SEC for its most recent fiscal year. Such written requests should be directed to Douglas L. Cox, Secretary, at our address set forth on the first page of this Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPINION RESEARCH CORPORATION

The undersigned, a holder of Common Stock of OPINION RESEARCH CORPORATION (the “Company”), hereby constitutes and appoints JOHN F. SHORT and DOUGLAS L. COX, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on Thursday, October 27, 2005 at 10:00 a.m., at 600 College Road East, Princeton, New Jersey, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as follows:

1.	☐ FOR the three nominees for director listed below.
☐ WITHHOLD AUTHORITY to vote for the nominees for director listed below.
☐	FOR the nominees for director listed below, EXCEPT WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHOSE NAME IS LINED THROUGH.

               Nominees:    John F. Short, Stephen A. Greyser and Brian J. Geiger

2.	To ratify the appointment of Grant Thorton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To vote on such other business as may properly come before the meeting

Unless otherwise specified, the shares will be voted “FOR” the election of all nominees for director and “FOR” the other proposals as previously set forth. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

(Please date and sign on reverse side)

(Continued from other side)

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF OPINION RESEARCH CORPORATION.

☐	I plan to attend the Annual Meeting

Date: , 2005

Signature of Stockholder

Signature of Stockholder

NOTE: Please sign this proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

Please sign, date and return in the enclosed postage-prepaid envelope.